                                                                      Exhibit 99

                  DELHAIZE GROUP AND DELHAIZE AMERICA ANNOUNCE
                            SHARE EXCHANGE AGREEMENT

BRUSSELS, BELGIUM, AND SALISBURY, NORTH CAROLINA, NOVEMBER 16, 2000 - Delhaize "Le Lion" ("Delhaize Group" - Brussels Stock Exchange: Reuters DELBt.Br - Bloomberg DEHT BB) and Delhaize America, Inc. (NYSE: DZA, DZB) today announced an agreement for a statutory share exchange pursuant to which Delhaize Group will exchange each outstanding Class A and B share of Delhaize America not currently held directly or indirectly by Delhaize Group for 0.4 shares of Delhaize Group. The public shareholders of Delhaize America will be offered the option to receive either Delhaize Group shares or American Depositary Shares in the form of American Depositary Receipts ("ADRs") listed on the New York Stock Exchange. The transaction is expected to be closed in Spring 2001.

Public shareholders of Delhaize America will continue to receive quarterly cash dividends on their Delhaize America shares payable on dates before the closing of the transaction. If the transaction closes prior to the Delhaize Group annual shareholders meeting in May 2001, the shareholders of Delhaize America will receive a full dividend on their Delhaize Group shares for fiscal year 2000, to be distributed in May 2001. The share exchange has been structured so that it should be tax-free to Delhaize America shareholders for United States federal income tax purposes.

The exchange offer is expected to be accretive on reported earnings per Delhaize Group share (after goodwill amortization) and cash earnings per share (before goodwill amortization) in 2001.

At a meeting of the Delhaize Group shareholders to be held on December 15, 2000, the Board of Directors of Delhaize Group will request shareholder approval of a proposal that would authorize the Delhaize Group to repurchase up to 10% of its outstanding capital. Delhaize Group intends to purchase, following the closing of the share exchange, Delhaize Group shares up to EUR 400 million (USD 350 million). Depending upon the market price of the Delhaize Group share at the time of purchase, a repurchase program of up to EUR 400 million, upon completion of the program, should represent in excess of 7 to 8 % of the post transaction market value of Delhaize Group.

The share exchange is the result of an agreement between Delhaize Group and a four-person Special Committee of independent Delhaize America Directors. The share exchange was unanimously approved by the Board of Directors of Delhaize Group and Delhaize America. The share exchange was unanimously recommended to the Delhaize America Board of Directors by the Special Committee. The Special Committee received an opinion from Credit Suisse First Boston that the exchange ratio is fair from a financial point of view to Delhaize America public shareholders.

"This transaction is a win-win for the shareholders, employees and customers of both companies", stated Pierre-Olivier Beckers, President and Chief Executive Officer of Delhaize Group. "The transaction will enable us to maximize the upward potential of this combination and deliver added value to our shareholders by streamlining and strengthening the Group's capital and corporate structure. In turn, this will enable us to leverage our financial strength, human resources and international presence."

"Delhaize America has maintained a productive partnership with the Delhaize Group for over a quarter century, and this transaction further solidifies this long-standing relationship", said Bill McCanless, Chief Executive Officer of Delhaize America. "At the same time, we want to assure our customers that they can continue to rely on all 1,400 Food Lion, Hannaford and Kash n' Karry stores to provide the same high level of service they have come to expect."

ADDITIONAL INFORMATION

To represent the U.S. interests in the Delhaize Group, the Board of Directors of Delhaize Group will propose, prior to, as of or immediately following the closing of the share exchange, the nomination to the Delhaize Group Board of Bill McCanless, Chief Executive Officer of Delhaize America, Hugh Farrington, Vice Chairman of Delhaize America and Chief Executive Officer of Hannaford. At the same time, the Board of Directors of Delhaize Group will propose the nomination of three independent directors to its Board who are reasonably acceptable to the Special Committee.

Delhaize Group, directly and indirectly, owns approximately 37% of Delhaize America's Class A (non-voting) common stock and 56% of Delhaize America's Class B (voting) common stock, or 45% of Delhaize America's total outstanding common stock.

Based on the stock price of Delhaize Group on November 15, 2000, the aggregate value of the Delhaize America transaction would be EUR 2.2 billion (USD 1.9 billion). Delhaize Group currently has 52 million shares outstanding. An addition of approximately 40.6 million new Delhaize Group shares will be issued pursuant to the transaction. At the Delhaize Group's November 15, 2000 closing price of EUR 53.7, a repurchase program of EUR 400 million would represent 7.5 million Delhaize Group shares. This would result in a total of 85.1 million Delhaize Group shares publicly held.

The share exchange is contingent upon approval by the Delhaize America shareholders, certain approvals by the Delhaize Group shareholders at a shareholders meeting scheduled to be convened on December 15, 2000, and other conditions customary in transactions of this type.

Prior to closing, Delhaize Group will apply for listing on the New York Stock Exchange of the ADRs evidencing the Delhaize Group shares. After the share exchange is completed, shareholders of Delhaize Group and the former shareholders of Delhaize America will, through ordinary shares and ADRs, hold one single class of voting stock. The Bank of New York is to be retained as the depositary bank and transfer agent for the ADR program. The Delhaize Group shares, including the new shares to be issued in the share exchange, will continue to trade on the Brussels Stock Exchange (Euronext Brussels).

AN OPERATION IN THE INTEREST OF ALL SHAREHOLDERS AND OTHER STAKEHOLDERS

The transaction has been structured to:

- simplify the Group's capital structure into one voting security in the U.S. and Europe, eliminating the two classes of stock in the U.S. and the different voting rights that currently exist.

- increase the liquidity and visibility of Delhaize Group shares on a global basis.

- offer ongoing equity participation in a highly successful international food retailer with strong U.S. and European bases, strong strategic positions in Eastern and Southern Europe, and high-growth potential in Southeast Asia.

- be accretive in 2001 and 2002 on reported earnings per share (after goodwill amortization) and cash earnings per share (before goodwill amortization) of Delhaize Group.

- generate USD 20 million of pretax synergies (0.1% of sales), with savings resulting from the implementation of best practices across the Group.

- ensure continuity, as all companies will continue to operate under their local banner, thereby maintaining their operational and cultural identity, and serving their customers with increased synergies and competitive strength.

- allow the company to continue to reward the management of Delhaize America consistent with current practices in the American food retail sector.

ABOUT DELHAIZE GROUP

Delhaize Group is a food retailer headquartered in Belgium and listed on the Brussels Stock Exchange (Euronext). At the end of the third quarter of 2000, Delhaize Group operated 2,300 stores in 11 countries on three continents. In 1999, Delhaize Group achieved sales of EUR 14.3 billion (USD 15.3 billion) and net earnings of EUR 169.9 million (USD 181.0 million). Delhaize Group employs 145,000 persons.

ABOUT DELHAIZE AMERICA

Delhaize America is the parent company of Food Lion, Hannaford Bros. and Kash n' Karry Food Stores. With more than 1,400 stores from Maine to Florida, Delhaize America is the fifth-largest supermarket operator in the U.S. In 1999, Delhaize America achieved sales of EUR 10.2 billion (USD 10.9 billion) and net earnings of EUR 280 million (USD 300.4 million).

FINANCIAL ADVISORS

Delhaize Group has been advised in this transaction by Schroder Salomon Smith Barney and the Special Committee by Credit Suisse First Boston.

INFORMATION FOR INVESTORS

Delhaize Group has established a toll-free U.S. hotline at 800-619-3688 for investor questions. Questions can also be emailed to Investor@DelhaizeGroup.com, and additional information will be posted on the company's website at http://www.delhaizegroup.com. This press release is available in English, French and Dutch.

Investors are urged to read the relevant documents that will be filed with the Securities and Exchange Commission by Delhaize Group and Delhaize America in connection with the share exchange. These documents will contain important information, including the identities of the participants in any solicitation of proxies or consents from Delhaize America shareholders and a description of such participants' interests in any such solicitation. Free copies of the documents filed with the Securities and Exchange Commission will be available at either Delhaize Group headquarters in Brussels, the Delhaize America headquarters in Salisbury, North Carolina or on the Securities and Exchange Commission web site (http://www.sec.gov).

SAFE HARBOR

This press release is not an offer or the solicitation of an offer to acquire any securities of Delhaize America and no such offer or solicitation will be made except in compliance with applicable securities laws.

This press release includes forward-looking statements (statements that are not historical facts and relate to future activities and performance) that involve risks and uncertainties. These forward-looking statements include statements about strategic options, future strategies and the anticipated benefits of these strategies, and they are subject to risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statements based on a number of factors, including the early stage of Delhaize Group's consideration of these strategic options and strategies, the possibility that Delhaize Group may decide not to implement any particular strategy, the ability of Delhaize Group to successfully implement these strategies if and when Delhaize Group decides to implement them or any of them, and the possibility that the anticipated benefits of these strategies are not achieved. Delhaize Group assumes no obligation to update the information contained in this press release.

CONTACTS:

Delhaize Group                                         Delhaize America
--------------                                         ----------------
Europe:                                                Press:
Guy Elewaut               +32 (0) 2 412 29 48          Tawn Earnest: (704) 633-8250, ext. 2185
Geoffroy d'Oultremont     +32 (0) 2 412 83 21

United States (Edelman Financial):                     Investors:
Michael Geczi             (323) 857-9100               Dave Hogan: (704) 633-8250, ext. 2529
                          (212) 642-7778
Shoreen Maghame           (323) 857-9100